CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,015,000 (2)	$574.72

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Calculated on the basis of 501,500 units each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement ETF STR-1 dated August 3, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement ETF STR-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$5,015,000
Underwriting discount	$0.10	$50,150
Proceeds, before expenses, to Barclays	$9.90	$4,964,850

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June 6, 2012

501,500 Units Pricing Date June 6, 2012 $10 principal amount per unit Settlement Date June 13, 2012 CUSIP No. 06742A800 Maturity Date December 31, 2012

®

Strategic Accelerated Redemption Securities Linked to the Market Vectors Gold Miners ETF

Automatically callable at $11.892 per unit if the closing value of the Index Fund on the Observation Date is at or above the Starting Value Maturity of approximately six months 1-to-1 downside exposure to decreases in the Index Fund, with 100% of your principal at risk

All payments are subject to the credit risk of Barclays Bank PLC No periodic interest payments

Limited secondary market liquidity, with no exchange listing

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Strategic Accelerated Redemption Securities® Linked to

the Market Vectors Gold Miners ETF

Automatically callable at $11.892 per unit if the closing value of the Index Fund on the Observation Date is at or above the Starting Value

Maturity of approximately six months

1-to-1 downside exposure to decreases in the Index Fund, with 100% of your principal at risk

All payments are subject to the credit risk of Barclays Bank PLC

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

501,500 Units

$10 principal amount per unit

CUSIP No. 06742A800

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Summary

The Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes have only one Observation Date, which will occur approximately six months after the pricing date. The notes will be automatically called at the Call Amount if the closing price per share of the Market Vectors Gold Miners ETF (the “Index Fund”) on the Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ETF STR-1 dated August 3, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511207962/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ETF STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six months
Index Fund:	The Market Vectors Gold Miners ETF (Bloomberg symbol: “GDX”). The Index Fund tracks the performance of the NYSE Arca Gold Miners Index.
Starting Value:	47.58
Ending Value:	The Observation Level
Observation Level:	The Closing Market Price of the Index Fund on the Observation Date multiplied by the Price Multiplier
Observation Date:	December 21, 2012. The Observation Date is subject to postponement in the event of Market Disruption Events, as described on page S-25 of product supplement ETF STR-1.
Call Level:	47.58 (100% of the Starting Value)
Call Amount (per Unit) and Call Premium:	$11.892, representing a Call Premium of 18.92% of the Original Offering Price.
Call Settlement Date:	The maturity date
Threshold Value:	47.58 (100% of the Starting Value)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Index Fund described in product supplement ETF STR-1
Joint Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”)
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.10 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-10.

Payments Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, on the maturity date, you will receive a cash payment per unit determined as follows:

$10 +	[	$10 ×	(	Ending Value - Threshold Value	)	]
Starting Value

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

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Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price per share of the Index Fund on the Observation Date will be equal to or greater than the Starting Value.

▪

You accept that the investment return on the notes, if any, will be limited to the return represented by the Call Premium even if the percentage change in the price of the Index Fund is significantly greater than the Call Premium.

▪	If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Starting Value.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index Fund with no expectation of receiving distributions from the Index Fund or receiving dividends or other benefits of owning the stocks held by the Index Fund.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Observation Level will be less than the Call Level.

▪	You seek an uncapped return on your investment.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends from the Index Fund or dividends or other distributions paid on the stocks held by the Index Fund.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1) a Starting Value and a Threshold Value of 100;

2) a Call Level of 100;

3) the term of the notes from June 13, 2012 to December 31, 2012;

4) the Call Premium of 18.92% of the Original Offering Price; and

5) the Observation Date occurring on December 21, 2012.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 47.58, which was the Closing Market Price of the Index Fund on the pricing date. For recent actual prices of the Index Fund, see “The Index Fund” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on the Observation Date

The notes will be called at $10.00 plus the Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 — The Observation Level on the Observation Date is 110. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.892 = $11.892 per unit.

Notes Are Not Called on the Observation Date

Example 2 — The notes are not called on the Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

$10 +	[	$10 ×	(85.00 – 100.00)	]	= $8.50
100.00

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Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Summary of the Hypothetical Examples

	Notes Are Called on the Observation Date	Notes Are Not Called on the Observation Date

	Example 1	Example 2
Starting Value	100.00	100.00

Call Level	100.00	100.00

Threshold Value	100.00	100.00

Observation Level / Ending Value	110.00	85.00

Return of the Index Fund (excluding any dividends)	10.00%	-15.00%

Return of the Notes	18.92%	-15.00%

Call Amount / Redemption Amount per Unit	$11.892	$8.50

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Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement ETF STR-1 and page S-6 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

Your investment return, if any, is limited to the return represented by the Call Premium and may be less than a comparable investment directly in the Index Fund or in the stocks held by the Index Fund.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-10 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Index Fund and companies included in the Index Fund or the NYSE Arca Gold Miners Index (the “Underlying Index”)), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪

The Index Fund’s investment advisor may adjust the Index Fund in a way that adversely affects the value of the notes and the amount payable on the notes, and has no obligation to consider your interests.

▪

You will have no rights of a holder of shares of the Index Fund or the securities held by the Index Fund, and you will not be entitled to receive securities or dividends or other distributions by the Index Fund or the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own shares of the Index Fund or the stocks held by the Index Fund or included in the Underlying Index, we, MLPF&S and our respective affiliates do not control the Index Fund or any company included in the Underlying Index, and are not responsible for any disclosure made by any other company.

▪	The performance of the Index Fund and the performance of the Underlying Index may vary.

▪	Risks associated with the Underlying Index or the securities held by the Index Fund will affect the share price of the Index Fund and hence, the value of the notes.

▪	Your return on the notes and the value of the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-38 of product supplement ETF STR-1.

Additional Risk Factors

All of the securities included in the Underlying Index and the Index Fund are concentrated in one industry.

All of the securities included in the Underlying Index are issued by companies in the gold and silver mining industry. As a result, the securities that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the securities included in the Underlying Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of securities may affect the level of the Underlying Index, and the Underlying Index is not necessarily representative of the gold and silver mining industry.

As of June 5, 2012, the top three securities included in the Underlying Index constituted 43.89% of the total weight of the Underlying Index and the top six securities included in the Underlying Index constituted 60.09% of the total weight of the Underlying Index. Because the Index Fund attempts to track the performance of the Underlying Index, any reduction in the market price of those securities is likely to have a substantial adverse impact on the value of the Index Fund and the value of the notes.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

While the securities included in the Underlying Index are common stocks and American Depositary Receipts (“ADRs”) of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Underlying Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the Index Fund) decline in value, the Index Fund will decline in value even if security prices in the gold and silver mining industry generally increase in value.

There is no direct correlation between the value of the notes or the level of the Index Fund, on the one hand, and gold and silver prices, on the other hand.

Although the price of gold or silver is one factor that may influence the performance of the securities held by the Index Fund the notes are not linked to the gold or silver spot prices or to gold or silver futures. There is no direct linkage between the price per share of the Index Fund and the prices of gold and silver. While gold and silver prices may be one factor that could affect the prices of the securities included in the Underlying Index and, consequently, the value of the Index Fund, the amount payable on the notes is not directly linked to the movement of gold and silver prices and may be affected by factors unrelated to those movements. Investing in the notes is not the same as investing in gold or silver, and you should not invest in the notes if you wish to invest in a product that is linked directly to the price of gold or silver.

NYSE Arca, Inc. (“NYSE Arca”) the sponsor and compiler of the Underlying Index, retains significant control and discretionary decision-making over the Index and is responsible for decisions regarding the interpretation of and amendments to the Underlying Index rules, which may have an adverse effect on the level of the Index Fund, the market value of the notes and the amount payable on the notes.

NYSE Arca is the compiler of the Underlying Index and, as such, is responsible for the day-to-day management of the Underlying Index and for decisions regarding the interpretation of the rules governing the Underlying Index. NYSE Arca has the discretion to make operational adjustments to the Index and to the Underlying Index components, including discretion to exclude companies that otherwise meet the minimum criteria for inclusion in the Underlying Index. In addition, NYSE Arca retains the power to supplement, amend in whole or in part, revise or withdraw the Underlying Index rules at any time, any of which may lead to changes in the way the Underlying Index is compiled or calculated or adversely affect the Index in another way. Any of these adjustments to the Underlying Index or the Underlying Index rules may adversely affect the composition of the Underlying Index, the value of the Index Fund, the market value of the notes and the amount payable on the notes. The Underlying Index sponsor has no obligation to take the needs of any buyer, seller or holder of the notes into consideration at any time.

The performance of the Index Fund may be influenced by gold and silver prices.

The price of gold or silver has may have an effect on the prices of the securities included in the Underlying Index (and, accordingly, the securities held by the Index Fund). Gold prices and silver prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the performance of companies included in the Underlying Index and the value of the Index Fund.

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Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

The Index Fund

We have derived the following information from publicly available documents published by the Van Eck Associates Corporation (“Van Eck”). We have not independently verified the accuracy or completeness of the following information. This term sheet relates only to the notes and does not relate to the shares of the Index Fund or securities included in the Underlying Index. Neither we nor MLPF&S have participated or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Date and therefore could affect your return on the notes.

The Index Fund is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Index Fund. Shares of the Index Fund trade on the NYSE Arca under the ticker symbol “GDX.”

The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (the “Underlying Index”). The Underlying Index was developed by the NYSE Amex and is calculated, maintained and published by the NYSE Arca. The Underlying Index is a modified market capitalization-weighted index comprised of publicly traded companies involved primarily in mining for gold or silver.

The Index Fund utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Index Fund will invest in all of the securities which comprise the Underlying Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Information provided to or filed with the SEC by the Van Eck pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 333-123257 and 811-10325, respectively. You are urged to refer to the SEC filings made by Van Eck and to other publicly available information (such as the annual reports of the Index Fund) to obtain an understanding of the business and financial prospects of the Index Fund. Neither we nor MLPF&S have independently verified the accuracy or completeness of the reports filed with the SEC by Van Eck or other publicly available information regarding the Index Fund.

The notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

We have derived all information contained in this term sheet regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the Index Fund, dated May 1, 2012, issued by Van Eck. Such information reflects the policies of, and is subject to change by, Van Eck.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we, MLPF&S nor any of our respective affiliates make any representation to you as to the performance of the shares of the Index Fund.

The Underlying Index

All disclosures contained in this term sheet regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including http://www.nyse.com/about/listed/lcddata.html?ticker=GDM, http://indices.nyx.com/sites/indices.nyx.com/files/gdm_rule_book_v1.1.pdf and http://www.amex.com/othProd/prodInf/OpPiIndComp.jsp?Product_Symbol=GDM. We are not incorporating by reference these websites or any material included on those websites in this term sheet. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Underlying Index. NYSE Arca, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002. which is the Underlying Index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2)	the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Underlying Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Underlying Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the Underlying Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Underlying Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the Underlying Index divisor may be adjusted to ensure that there are no changes to the Underlying Index level as a result of non-market forces.

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Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Index Weight of Each Index Component

As of June 5, 2012, the Underlying Index included 30 companies. The following table presents the Underlying Index weight for each of the Underlying Index components based on publicly available information on June 5, 2012.

Company	Percentage of Index Weighting (%)	Company	Percentage of Index Weighting (%)
Barrick Gold Corp.	18.42%	Harmony Gold Mng-Spon ADR	2.10%
Goldcorp Inc	14.34%	Pan American Silver Corp.	1.26%
Newmont Mining Corp	11.13%	Allied Nevada Gold Corp	1.20%
Anglogold Ashanti-Spon ADR	6.31%	Aurico Gold Inc	1.07%
Compania De Minas Buenaventura Sa	5.01%	Coeur D Alene Mines Corp	0.77%
Yamana Gold Inc	4.88%	Agco Corp	0.74%
Gold Fields Ltd-Spons ADR	4.67%	Hecla Mining Co	0.60%
Kinross Gold Corp	4.07%	Silver Standard Resources	0.46%
Eldorado Gold Corp	3.97%	Aurizon Mines Ltd.	0.40%
Silver Wheaton Corp	3.89%	Nevsun Resources	0.37%
Randgold Resources Ltd.	3.77%	Seabridge Gold, Inc.	0.33%
Agnico Eagle Mines Ltd.	3.22%	Tanzanian Royalty Exploratio	0.20%
New Gold, Inc. NGD	2.14%	Great Basin Gold	0.16%
IAMGOLD Corp.	2.13%	Golden Star Resources Ltd	0.15%
Royal Gold, Inc.	2.12%	Vista Gold Corp	0.10%

Historical Data of the Index Fund

The following table sets forth the high and low closing prices of the shares of the Index Fund on its primary exchange for each calendar quarter since the first quarter in 2007. The closing prices listed below were obtained from publicly available information at Bloomberg L.P., rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease.

	HIGH	LOW
2007
First Quarter	42.28	36.67
Second Quarter	42.74	37.03
Third Quarter	45.80	34.65
Fourth Quarter	52.48	42.64

2008
First Quarter	56.29	46.50
Second Quarter	51.40	42.38
Third Quarter	50.84	27.95
Fourth Quarter	33.96	16.38

2009
First Quarter	38.57	28.20
Second Quarter	44.55	30.95
Third Quarter	48.00	35.14
Fourth Quarter	54.78	41.87

2010
First Quarter	50.17	40.22
Second Quarter	54.07	46.36
Third Quarter	56.66	47.09
Fourth Quarter	63.80	54.28

2011
First Quarter	60.79	53.12
Second Quarter	63.95	51.80
Third Quarter	66.69	53.75
Fourth Quarter	63.32	50.07

2012
First Quarter	57.47	48.75
Second Quarter (through the pricing date)	50.37	39.34

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Index Fund.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.05 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its subsidiaries or affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement ETF STR-1.

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Material U.S. Federal Income Taxation Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-38 of product supplement ETF STR-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement ETF STR-1, this section applies to you only if you are a U.S. holder (as defined in product supplement ETF STR-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ETF STR-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the ETF. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Because the term of your notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement ETF STR-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. Other alternative treatments for your notes may also be possible under current law. For example, it is possible that your notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the ETF that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement ETF STR-1, and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-16 of product supplement ETF STR-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the Market Vectors Gold Miners ETF, due December 31, 2012

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-12